Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Completion of Redemption of Preferred Stock

IRVINE, CA – November 15, 2022 – Following the closing of the previously announced exchange offers, Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the “Company”) today announced the redemption of all remaining outstanding shares of the Company’s 9.375% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), and the Company’s 9.125% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock,” and together with the Series B Preferred Stock, the “Preferred Stock”), as of 5:00 p.m., Eastern Daylight Time, on November 15, 2022 (the “Effective Time”).

As payment in full for the redemption of the shares of Series B Preferred Stock, each holder of Series B Preferred Stock received (i) thirty (30) shares of the Company’s 8.25% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share (“New Preferred Stock”), and (ii) 13.33 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) (collectively, the “Series B Redemption Price”). The redemption of the Series B Preferred Stock was effected pursuant to the Articles Supplementary filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) on May 26, 2004, as amended by the Articles of Amendment filed with and accepted for record by the SDAT on October 24, 2022.

As payment in full for the redemption of the shares of Series C Preferred Stock, each holder of Series C Preferred Stock received (i) one (1) share of New Preferred Stock, (ii) 1.25 shares of Common Stock, and (ii) a 1.5 warrants to purchase the same number of shares of Common Stock at a purchase price of $5.00 per share of Common Stock (collectively, the “Series C Redemption Price,” and together with the Series B Redemption Price, the “Redemption Price”). The redemption of the Series C Preferred Stock was effected pursuant to the Articles Supplementary filed with and accepted for record by the SDAT on November, 2004, as amended by the Articles of Amendment filed with and accepted for record by the SDAT on June 29, 2009, as further amended by the Articles of Amendment filed with and accepted for record by the SDAT on October 24, 2022.

In connection with the redemption of the Series B Preferred Stock and Series C Preferred Stock which did not participate in the exchange offers, the Company issued an aggregate of approximately (a) 6,599,035 shares of New Preferred Stock, (b) 3,298,439 shares of Common Stock and (c) 681,923 warrants to purchase the same number of shares of Common Stock. As a result of the redemption, no shares of Series B Preferred Stock or Series C Preferred Stock remain outstanding from and after the Effective Time.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially,” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: acceptance of a plan for regaining compliance with the NYSE American’s listed company standards; impact on the U.S. economy and financial markets due to the outbreak and continued effect of the COVID-19 pandemic; our ability to successfully consummate the contemplated exchange offers for our outstanding preferred stock and receive the requisite consents for the proposed amendments to our charter documents to facilitate the redemption from holders of our outstanding preferred stock who do not participate in the exchange offers; any adverse impact or disruption to the Company’s operations; changes in general economic and financial conditions (including federal monetary policy, interest rate changes, and inflation); increase in interest rates, inflation, and margin compression; ability to successfully sell aggregated loans to third-party investors; successful development, marketing, sale and financing of new and existing financial products, including NonQM products; recruit and hire talent to rebuild our TPO NonQM origination team, and increase NonQM originations; volatility in the mortgage industry; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; our ability to maintain compliance with the continued listing requirements of the NYSE American for our common stock; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise; the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome of any claims we are subject to, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; and compliance with applicable local, state and federal laws and regulations.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q we file with the SEC and in particular the discussion of “Risk Factors” therein. This document speaks only as of its date and we do not undertake, and expressly disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements except as required by law.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation, real estate services, and the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com.

Website: http://ir.impaccompanies.com or www.impaccompanies.com

Contacts:

Justin Moisio

Chief Administrative Officer

(949) 475-3988

Justin.Moisio@ImpacMail.com